EXHIBIT 99.1

Home BancShares, Inc. Receives Preliminary Approval to Participate in the U.S. Department of Treasury's Capital Purchase Program

CONWAY, Ark., Nov. 20, 2008 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) announced that the Treasury Department has preliminarily approved its application to participate in its Capital Purchase Program for "healthy institutions."

Participation is subject to standard terms and conditions. As a result of the Company's potential participation, the Treasury Department would purchase $50 million of newly issued preferred equity stock. This preferred stock would carry a 5% dividend for five years increasing to 9% dividend thereafter. These preferred shares will qualify as Tier 1 capital. The preferred shares will be callable at par after three years. Prior to the end of three years, the preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Treasury must approve any common stock dividend increase or share repurchases until three years from the date of the investment unless the shares are paid off in whole or transferred to a third party.

In addition, the Treasury would receive warrants to purchase common stock with an aggregate market price equal to 15% of the preferred investment. The initial exercise price will be the trailing 20 day average price of the company's common stock. These warrants would expire in 10 years.

While Home BancShares has not entered into an agreement with the Treasury Department to participate in this voluntary program, the Company is considering the possibility and is examining and evaluating the program details at this time.

"This is an opportunity to further strengthen a fortress balance sheet in these uncertain economic times. We view the terms of the Capital Purchase Program to be an attractive, low-cost alternative to other capital sources in today's market," said John Allison, Chairman and Chief Executive Officer. "While our Company is already a well-capitalized organization, we believe such a program could provide an opportunity for strong, healthy institutions like HOMB to participate in and support the recovery of the U.S. economy."

Home BancShares is well-capitalized per guidelines established by the bank regulatory agencies. This additional capital could immediately add about 2.2 percentage points to our regulatory capital ratios, such that our regulatory Tier 1 and Total Capital ratios, which were 13.0% and 14.3%, respectively, at September 30, 2008, would increase to approximately 15.2% and 16.5%, respectively. These ratios are significantly above the regulatory 'well capitalized' thresholds of 6.0% and 10.0%, respectively.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas, with six wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Three of the bank subsidiaries are located in the central Arkansas market area, a fourth serves central and southern Arkansas, a fifth serves Stone County in north central Arkansas, and a sixth serves the Florida Keys and southwestern Florida. Recently, the Company announced plans to combine the charters of its six banks into a single charter and adopt Centennial Bank as their common name. This combination is expected to be completed by the middle of next year. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission.

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Director of Financial Reporting
          (501) 328-4770